Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact Jim Dwyer 212-518-5450 AlcoaIR@alcoa.com	Media Contact Jim Beck 812-853-4557 Jim.Beck@alcoa.com

Molly Beerman named Vice President and

Controller of Alcoa Corporation

New York, December 6, 2016 – Alcoa Corporation (NYSE:AA) today announced that Molly Beerman has been named Vice President and Controller of the Company, and she will serve as principal accounting officer, effective Dec. 9.

“Molly is a seasoned financial professional with a successful track record at Alcoa of driving process and operational improvements,” said Alcoa Chief Financial Officer William Oplinger. “In addition to her accounting acumen, Molly’s experience makes her ideally qualified to take on this leadership role at Alcoa as we review our systems to run our new Company more cost-effectively and efficiently.”

Ms. Beerman succeeds Robert Collins who has been Controller since 2013 and will be taking a role outside of the Company.

“Bob made a significant contribution to our Company during his 11-year Alcoa career,” Oplinger said. “Most recently, he played an instrumental role in the separation of Alcoa Inc. into two independent, publicly-traded companies. We thank him for his years of dedication and hard work and wish him well in his next endeavor.”

Since November 2016, Ms. Beerman served as Director of Global Shared Services Strategy and Solutions and led the overall planning and implementation of financial and procurement activities in alignment with the Company’s overall business strategy. Prior to that, she served in a consulting role to the Alcoa Inc. finance department relating to the separation transaction.

From 2001 to 2012, she held numerous leadership positions with Alcoa Inc., including as Director of Alcoa’s Global Procurement Center of Excellence. In this role, Ms. Beerman designed operational efficiency in requisition-to-payment and supplier management. She was also

Manager of North America Financial Accounting Services, where she led the team that provided accounting services to numerous locations. Ms. Beerman first joined Alcoa Inc. in 2001 as Manager, Corporate Financial Systems, responsible for the global consolidation of financial statements.

From 2012 to 2015, Ms. Beerman was Vice President of Finance and Administration for The Pittsburgh Foundation, a non-profit organization. Earlier in her career, she served in financial management positions at Carnegie Mellon University, PNC Bank and the Pittsburgh office of Deloitte.

Ms. Beerman has a bachelor’s degree in Business Administration, Accounting from Duquesne University in Pittsburgh, and she is a Certified Public Accountant in Pennsylvania.

About Alcoa Corporation

On November 1, Alcoa Corporation announced it had completed the separation from its parent company Alcoa Inc. (now named Arconic Inc.) and began operating as an independent, publicly-traded company.

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products, with a strong portfolio of value-added cast and rolled products and substantial energy assets. Alcoa is built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook at www.facebook.com/Alcoa.

We have included the above website addresses only as inactive textual references and do not intend these to be active links to such websites. Information contained on such websites or that can be accessed through such websites does not constitute a part of this press release.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com.

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